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April 20, 1999




Board of Directors
The Penn Insurance and Annuity Company
Philadelphia, PA  19172

Re:      Penn Variable Annuity Account (the "Separate Account")
         SEC Registration Statement on Form N-4 (File No.  33-83120)
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Dear Ladies and Gentleman:

We hereby consent to the reference of our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of Post-Effective Amendment No. 5 to the above referred Registration Statement on Form N-4 under the Securities Act of 1933 on behalf of the Separate Account and as Amendment No. 5 to the Separate Account's Registration Statement under the Investment Company Act of 1940. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP